Exhibit 4.6

Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934, as amended

As of December 31, 2020, HCI Group, Inc. (the “Company,” “we,” “us,” and “our”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, our common stock, no par value.

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, and our Bylaws, each of which appears as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and is incorporated by reference herein. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of the Florida Business Corporations Act for additional information.

Authorized Capital Stock. Under our Articles of Incorporation, we are authorized to issue 40,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock, no par value, in one or more series designated by our board of directors.

Voting Rights.  The holders of our common stock are entitled to one vote per share on each matter submitted for a vote. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of common stock present in person or represented by proxy, voting together as a single class.

Dividends.  Holders of our common stock will share ratably (based on the number of shares of common stock held) if and when any dividend is declared by the board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends by us and subject to any restrictions or preferential rights on the payment of dividends imposed by the terms of any outstanding series of preferred stock.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets of the Company remaining after the payment of its liabilities, subject to the prior distribution rights of any series of preferred stock then outstanding.

Other Rights. Our common stock is not subject to redemption nor do holders of our common stock have any preemptive rights to purchase additional shares of common stock. Holders of shares of our common stock do not have subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Listing on The New York Stock Exchange.  Our common stock is listed on The New York Stock Exchange under the symbol “HCI.”